EXHIBIT 21
FLOTEK INDUSTRIES, INC.
LIST OF SUBSIDIARIES

Flotek Chemistry, LLC	Flotek Ecuador Investments, LLC
Oklahoma Limited Liability Company	Texas Limited Liability Company
CESI Manufacturing, LLC	Flotek Ecuador Management, LLC
Oklahoma Limited Liability Company	Texas Limited Liability Company
Material Translogistics, Inc.	Flotek Chemical Ecuador Cia. Ltda.
Texas Corporation	Ecuador Limited Liability Company
Flotek Industries FZE	Florida Chemical Company, Inc.
Jebel Ali Free Zone Establishment	Delaware Corporation
FraxMax Analytics, LLC	Flotek Flavor & Fragrance, LLC
Texas Limited Liability Company	Delaware Limited Liability Company
Flotek Services, LLC	FC Pro, LLC
Panama Limited Liability Company	Delaware Limited Liability Company
USA Petrovalve, Inc.	Eclipse IOR Services, LLC
Texas Corporation	Texas Limited Liability Company
Turbeco, Inc.	SiteLark, LLC
Texas Corporation	Texas Limited Liability Company
Flotek Export, Inc.	Flotek Gulf, LLC
Texas Corporation	Omani Limited Liability Company
Flotek Paymaster, Inc.	Flotek Gulf Research, LLC
Texas Corporation	Omani Limited Liability Company
Teledrift Company	Flotek Industries Holdings Limited
Delaware Corporation	England and Wales Corporation
Flotek International, Inc.	Flotek Industries UK Limited
Delaware Corporation	England and Wales Corporation
Flotek Hydralift, Inc.	Flotek Technologies ULC
Texas Corporation	British Columbia Unlimited Liability Company
IPI Logistics, Inc.	International Polymerics, LLC
Georgia Corporation	Georgia Limited Liability Company
Flotek Energetic Foundation - Making a Difference
Texas Nonprofit Corporation